[Letterhead of KPMG LLP]




The Board of Directors
Big Foot Financial Corp.:


We consent to the incorporation by reference in the registration statement (No. 333-57981) on Form S-8 of Big Foot Financial Corp. of our report dated July 31, 2000, relating to the consolidated balance sheets of Big Foot Financial Corp. and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report is incorporated by reference in the June 30, 2000 annual report on Form 10-K of Big Foot Financial Corp.

                                            /s/ KPMG LLP

Chicago, Illinois
September 27, 2000